Exhibit (a)(1)(B)

[Summit Letterhead]

FORM OF NOTICE OF OFFER TO EXCHANGE

VIA EMAIL AND/OR U.S. MAIL

Date: October 17, 2012

To: Eligible Individuals:

We are pleased to announce that we are launching our voluntary stock option exchange program on October 17, 2012 (the “Program”) for options unexercised as of October 17, 2012 that have expiration dates of between November 13, 2012 and December 31, 2014 (the “Eligible Options”). As part of the Program, holders of Eligible Options will be permitted, but are not required, to exchange their existing options for new options having the following material characteristics:

1.	An exercise price equal to the greater of (a) $0.80, (b) the closing price of the Company’s common stock on November 13, 2012, and (c) the current exercise price.

2.	A new four year vesting period, commencing as of the New Option Grant Date.

3.	A term of five (5) years.

The offer to exchange Eligible Options for new options will be conducted on the terms described herein and as set forth and contained in the related offering documents, and will remain open until November 13, 2012 at 6:00 p.m., Eastern Time (unless extended).

An individual is eligible to participate in the exchange offer (referred to as the “Offer”) if he or she is (a) currently an employee or independent contractor, including a financial advisor, of Summit (or one of its subsidiaries), as of the start of the Offer, (b) continues to be an employee or independent contractor, including financial advisor, of Summit (or one of its subsidiaries) through the grant date for the new options, which we currently expect to be November 13, 2012, and (c) holds an outstanding eligible option grant(s) throughout the offering period. Our named executive officers, senior management, and directors are not eligible to participate in the Offer.

AVAILABLE INFORMATION

Personalized information concerning your Eligible Options is included in the Election Form attached as Exhibit (a)(1)(C).

We have also attached hereto a copy of the Schedule TO, which is the document filed with the Securities and Exchange Commission that contains all of the relevant information related to the Offer. We urge you to read the Schedule TO and the related exhibits carefully and to ask questions, if needed, to make a decision whether or not to participate in the Offer.

All the documents necessary to make your election are attached:

•	the Schedule TO, including the Offer to Exchange;

•	an Election Form and related instructions;

•	a Withdrawal Form and related instructions; and

•	Frequently Asked Questions (FAQ).

Please read and carefully consider all of this information. For general questions concerning this Offer, please contact Mr. Steven C, Jacobs, the Company’s Chief Financial Officer, at 561-338-2800.

NEXT STEPS

If you choose to participate in the Offer, you will need to deliver by mail, fax, e-mail, hand delivery or utilize an overnight delivery service (such as Federal Express), a properly completed and executed Election Form, to the Company (Attn. Steven C. Jacobs) on or before 6:00 p.m., Eastern Time, on November 13, 2012.

If we do not receive your properly executed election before the Offer expires, you will have rejected this Offer and you will keep your current stock options.

If you change your mind about accepting the terms of the Offer with respect to any or all of your eligible options after you have submitted an Election Form, you should and submit a new Election Form. We must receive your properly completed and executed New Election Form by the expiration date, currently expected to be 6:00 p.m., Eastern Time, on November 13, 2012.

Participation in the Offer is completely voluntary. Participating in the Offer involves risks that are discussed in the Offer to Exchange. We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Offer.

KEY DATES TO REMEMBER

October 17, 2012	• The commencement date of the Offer.

November 13, 2012 (unless the Offer is extended):	• The Offer expires at 6:00 p.m., Eastern Time.
• The eligible options that have been tendered for exchange will be cancelled.
• The new options will be granted.

Very truly yours,

Marshall T. Leeds,
Chief Executive Officer